Exhibit 5.1

April 30, 2019

Diebold Nixdorf, Incorporated
5995 Mayfair Road, P.O. Box 3077
North Canton, Ohio 44720-8077

Re:	Registration Statement on Form S-8 Filed by Diebold Nixdorf, Incorporated Opinion

Ladies and Gentlemen:

I have acted as counsel for Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), in connection with the Company’s amendment to its 2017 Equity and Performance Incentive Plan, as amended (the “Plan”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the additional 3,000,000 common shares (the “Shares”), par value $1.25 per share, of the Company that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with the terms of the Plan, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effects of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, I have assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jonathan B. Leiken
Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Corporate Secretary